Exhibit 1.3

Endonovo Therapeutics, Inc.

6320 Canoga Avenue

15th Floor

Woodland Hills, CA 91367

Re:	Finder’s Fee Agreement Amendment

Dear Alan Collier:

We refer to the Finder’s Fee Agreement, dated March 7, 2022 by and between us. We agree that the 120-day term of the agreement shall commence on June 7, 2023 and that the Finder’s Fee Agreement shall be otherwise unchanged.

If the foregoing is acceptable to you, please so indicate by signing in the space provided below and returning a signed copy of this Agreement to us for our records.

Sincerely,

J.H. DARBIE & CO., INC.

By:
Name:	Xavier Vicuna
Title:	Vice President

Endonovo Therapeutics, Inc.

By:
Name:	Alan Collier
Title:	CEO

Agreed to and accepted this 7th day of June 2023.

J.H. Darbie & Co.

48 Wall Street, Suite 1206 New York, NY 10005

Telephone: 212-269-7271 Fax: 212-269-7330

www.jhdarbie.com